Exhibit 10.52

FIRST AMENDMENT TO LICENSE AND TECHNICAL ASSISTANCE AGREEMENT

This First Amendment to License and Technical Assistance Agreement (the “Amendment”) is dated September 17, 2012 (the “Amendment Effective Date”) and amends the License and Technical Assistance Agreement dated September 10, 2010 (the “Agreement”) by and between ABT Holding, Inc., a Delaware corporation and subsidiary of Athersys, Inc. (“Athersys”) and RTI Biologics, Inc., a Delaware corporation (“RTI”). All defined terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties have entered into the Agreement, under the terms and conditions of which the parties continue to perform; and

WHEREAS, the parties wish to provide for the advance payment of a portion of the License Fee payable under the Agreement, subject to Athersys’ provision of certain technical assistance described herein and subject to Athersys’ good faith negotiation of a new assistance agreement between the parties.

NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	RTI agrees to pay Athersys in advance the One Million Dollar ($1,000,000) portion of the License Fee payable under Section 2.1.4 of the Agreement, which shall be due and payable as of the Amendment Effective Date.

2.	Athersys agrees to use commercially reasonable efforts to provide the technical assistance set forth on Exhibit A attached to this Amendment. The purpose of such technical assistance is to provide RTI with the assistance necessary to enable RTI to complete the first implantable run of a MAPC Technology Product and, to the extent agreed to by the parties, to support further development and commercialization efforts of MAPC Technology Products after such first implantable run.

a.	Subject to Athersys having used its commercially reasonable efforts to provide the technical assistance set forth in Section A.I of Exhibit A to this Amendment prior to October 31, 2012, RTI will advance Five Hundred Thousand Dollars ($500,000) of the One Million Dollar ($1,000,000) portion of the License Fee payable under Section 2.1.5 of the Agreement on the earlier of: (i) the date on which all such technical assistance set forth in Section A.l of Exhibit A to this Amendment has been completed; or (ii) October 31, 2012.

b.	Subject to Athersys having used its commercially reasonable efforts to provide the technical assistance set forth in Section A.2 of Exhibit A to this Amendment prior to December 31, 2012, RTI will advance the remaining Five Hundred

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Thousand Dollars ($500,000) of the One Million Dollar ($1,000,000) portion of the License Fee payable under Section 2.1.5 of the Agreement on the earlier of: (i) the date on which such technical assistance under Section A.2 of Exhibit A to this Amendment has been completed; (ii) the date of first commercial implant of a MAPC Technology Product; or (iii) December 31,2012.

3.	Athersys agrees to negotiate in good faith the tenns of an assistance agreement with RTI under which Athersys will support further development and commercialization of MAPC Technology Products.

Upon execution of this Amendment by the parties this Amendment shall be made a part of and shall be incorporated by reference into the Agreement. All tet.ms and conditions of the Agreement not amended hereby shall remain in full force and effect and are hereby ratified by the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

RTI BIOLOGICS, INC.		ABT HOLDING, INC.

Signature:	/s/ Thomas F. Rose	Signature:	/s/ William O. Lehmann

Name:	Thomas F. Rose	Name:	William O. Lehmann

Title:	EVP-COO	Title:	President and COO

Date:	9/17/12	Date:	9/17/2012

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EXHIBIT A

Section A.l-Technical Assistance prior to October 31, 2012

1.	Athersys will finalize the transition at Progenitor Cell Therapy, LLC (“PCT”) from contract manufacturer to resident client manufacturing. The critical support person is Amy Raber of Athersys. This includes 4 days of travel by Amy Raber to RTI to help train RTI and PCT employees in the MAPC Teclmology Product production process and also fulfills the role of “trainer” with respect to the RTI quality documentation. In addition, Amy Raber’s participation is required in the next 2 runs of generation of MAPC Technology Product at PCT, the second of which is a production run. The production run is scheduled to commence in mid-October and be completed by approximately November 15, 2012.

2.	Athersys will provide cells from the RTI cell bank for final equipment qualifications at PCT.

Section A.2-Technical Assistance prior to December 31, 2012

1.	Athersys will complete the final two areas of the Collaboration Plan (attached as Exhibit B to the Agreement) that are still in process, namely: (i) for completion of GMP validation runs on the first 3 production runs, Athersys will provide assistance on performing both the Alizarin Red assay and T-cell proliferation assay (Immunosuppression/Non-immunogenicity) at the Athersys labs (under Objectives #2 & 3 of Exhibit B); and (ii) Athersys will provide support by providing additional data for adopting the existing shelflife (3 year real time aging data) in Objective #4 of Exhibit B.

2.	Athersys and RTI will continue to work on the evaluation of ongoing animal studies that have been coordinated with Athersys.

Section A.3-Technical Assistance subsequent to December 31, 2012

1.	Athersys will continue to support supply ofMultiStem® media as required by RTI.

2.	After product launch of the MAPC Teclmology Product, Athersys will continue to provide technical assistance to RTI (including without limitation joint work on process optimization) as described in an expanded Collaboration Plan which will be negotiated by the parties and which will be subject to the provisions set forth in Section 3.2 of the Agreement.

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